Exhibit (e)(1)(i)

SCHEDULE A

Distribution Agreement

GMO TRUST

40 Rowes Wharf, Boston, MA 02110

# of Portfolios	Series	Class
1	U.S. Equity Fund	III, IV, V, VI
2	Quality Fund	III, IV, V, VI
3	International Equity Fund	II, III, IV
4	International Large/Mid Cap Equity Fund	III, IV, VI
5	Foreign Small Companies Fund	III, IV
6	Emerging Markets Fund	II, III, IV, V, VI
7	Core Plus Bond Fund	III, IV
8	Emerging Country Debt Fund	III, IV
9	International Equity Allocation Fund	III
10	International Developed Equity Allocation Fund	III
11	Global Equity Allocation Fund	III
12	Global Developed Equity Allocation Fund	III
13	Global Asset Allocation Fund	III
14	Strategic Opportunities Allocation Fund	III
15	Benchmark-Free Allocation Fund	III, IV, V, VI, MF
16	Alpha Only Fund	III, IV
17	Tax-Managed International Equities Fund	III
18	U.S. Treasury Fund	N/A
19	Asset Allocation Bond Fund	III, VI
20	Opportunistic Income Fund	III, VI
21	Emerging Domestic Opportunities Fund	II, III, IV, V, VI
22	Resources Fund	III, IV, V, VI
23	Risk Premium Fund	III, IV, V, VI
24	Special Opportunities Fund	III, IV, V, VI, VII
25	Benchmark-Free Fund	III
26	Implementation Fund	N/A
27	SGM Major Markets Fund	III, IV, V, VI
28	Climate Change Fund	III, IV, V, VI
29	High Yield Fund	III, IV, V, VI
30	Strategic Short-Term Fund	III, IV, V, VI
31	Alternative Allocation Fund	III, IV, V, VI